EXHIBIT 10.15

Manufacturing Supply and License Agreement

This Manufacturing Supply and License Agreement, dated as of July 31, 2020 (the “Agreement”), is entered into by and between Australian Boutique Spirits Pty Ltd., an Australian private company, no. 625 701 420 (“ABS” or “Seller”) having its principal place of business located at 1 Doris Hirst Place, West Pennant Hills, Sydney, Australia 2125, and Elegance Brands, Inc., a Delaware corporation (the “Buyer” or “Elegance”) having its principal place of business located at 9100 Wilshire Blvd, Suite 362W, Los Angeles, California 90212. The Seller and Buyer are hereinafter sometimes collectively referred to as the “Parties”, and each, a “Party”.

This Agreement replaces and supersedes in its entirety the existing manufacturing agreement between the parties (the “Prior Agreement”) for the purchase of the Elegance VodkaTM brand; which Prior Agreement is hereby terminated.

W I T N E S S E T H:

WHEREAS, Seller is in the business of manufacturing and selling certain of the “Covered Products” (as defined below) and;

WHEREAS, during the “Term” (as defined below) of this Agreement, the Buyer wishes to purchase the Covered Products from Seller; and

WHEREAS, Seller desires to manufacture and sell the Covered Products to Buyer; and

WHEREAS. the Seller and the Buyer have entered into the “Share Purchase Agreement” (as defined below) and the Parties agree that this Agreement is intended to be an interim business arrangement between the Parties pending the consummation of the acquisition of 100% of the share capital of ABS by Elegance pursuant to the Share Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Definitions. In addition to other terms defined in this Agreement, the following capitalized terms have the meanings set forth or referred to in this Section 1.

“ABS Shareholder” shall mean Amit Raj Beri.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or other, whether at law, in equity or otherwise.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anniversary Year” shall mean, during the Term of this Agreement, each of the twelve (12) consecutive months, commencing August 1 and ending July 31.

“BevMart Brands” means the individual brands and line extensions of the following alcoholic product brands developed by Buyer for Buyer’s e-commerce asset, BevMart.com.au, (a) Cheeky Vodka (b) Coventry Estate Gin, (c) Cheeky Coffee Cocktails, (d) Geo Liqueur, (f) all future brands developed by Buyer, and (g) all future brands and line extensions of such brands for which Seller’s Intellectual Property is sold to Buyer.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Los Angeles, California, U.S.A are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Contracts” means the collective reference to this Agreement, the BevMart Contract, the Power Brands Contract and all other contracts or agreements to which Buyer is a party with respect to the purchase, sale and distribution of alcohol and related drinks, including Covered Products.

“Buyer Parties” means Buyer, its Affiliates, customers, subcontractors and successors and assigns, and each of their respective Representatives.

“Buyer Intellectual Property Rights” means any and all of the Intellectual Property Rights now or hereafter owned and used by or licensed to Buyer pursuant to this Agreement that are developed with respect to, or for incorporation into the design, formulation, production, and manufacturing of the Covered Products, whether developed by Buyer alone, by Buyer and Seller jointly or by Seller alone as requested by Buyer in connection with this Agreement.

“Buyer’s Territory” means (a) with respect to the Australian Bitters Company Covered Products and VOCO covered products only the USA, and its territories and possessions, and (b) with respect to all other Covered Products, the entire world.”

Claim” means any Action brought against a Person entitled to indemnification under this Agreement.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership or voting securities, by contract, or otherwise.

“Covered Products” means the individual and collective reference to (a) the alcoholic drinks and Formulations sold as (i) Elegance Vodka, (ii) Australis Gin, (iii) Twisted Shaker, (iv) the BevMart Brands, (v) Bitter Tales, (vi) Cocktail Bitters, (vii) VOCO and (viii) Australian Bitters Company, and as otherwise identified on Schedule 1 hereto and described in the Specifications, and (b) any other new alcoholic products that Buyer may hereafter seek to sell and which Seller shall manufacture and produce for Buyer upon exercise of the ROFR referred to in Section 2.7.

“Defective” means not conforming to the Product Warranty.

“Defective Covered Products” means Covered Products shipped by Seller to Buyer pursuant to this Agreement that are Defective.

“Delivery Date” means the delivery date for Covered Products ordered hereunder that is set forth in a Purchase Order, which must be a Business Day that is no less than 14 nor more than 180 days following delivery of the applicable Purchase Order to Seller.

“Delivery Location” unless otherwise specified in a specific Purchase Order, the street address within the Buyer’s Territory for delivery of the Covered Products means Seller’s facility currently located in Seven Hills, New South Wales, Australia.

“Effective Date” means the date first set forth above.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Equipment” means, collectively, “equipment” (as that term is defined in UCC Section 9- 102(a)(33)) that is used in the manufacture, production or assembly of Covered Products by Seller, and all machinery, equipment, Tooling, furnishings and fixtures (as such terms are defined in UCC Section 9-102) now owned or hereafter acquired by Seller, of any kind, nature or description, as well as all (a) additions to, substitutions for, replacements of and accessions to any of the foregoing items, (b) attachments, components, parts (including spare parts) and accessories installed thereon or affixed thereto, and (c) Seller’s Intellectual Property Rights in connection with the foregoing.

“Favored Nations Price Adjustment” shall have the meaning as that term is defined in Section

5.3 below.

“Formulations” means the formulas, ingredients and flavors, including flavor line extensions, that are used to manufacture the Covered Products and VOCO Product and all other alcohol products and related drinks included in Buyer Contracts and Seller Contracts.

“Forecast” means, with respect to any period, a good faith projection or estimate of Buyer’s requirements for Covered Products during each month during the period, which approximates, based on information reasonably available at the time to Buyer, the quantity of Covered Products that Buyer may order for each such month.

“GAAP” means US generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award or determination entered by or with any Governmental Authority.

“Initial Term” has the meaning set forth in Section 6.1.

“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to (a) Patents; (b) Trademarks; (c) Formulations, (d) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website, and URLs; (e) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (f) Trade Secrets; and (g) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

“Inventory Bank” means an adequate quantity of safety stock of finished Covered Products and raw materials, at the most-current design level, based on Buyer’s projected requirements of the Covered Products as set forth in any Releases or Purchase Orders issued to Seller hereunder.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order or other requirement or rule of law of any Governmental Authority.

“Manufacturing Cost” shall mean the Seller’s actual cost incurred from time to time, for all materials and ingredients, including alcohol, liquours, fragrances, bottles and caps, and including direct labor, used to manufacture produce and bottle Covered Products.

“Nonconforming Covered Products” means any Covered Products received by Buyer from Seller that: (a) do not conform to the Specifications set forth in the applicable Purchase Order; (b) on visual inspection and tasting, Buyer or its customer reasonably determines are otherwise Defective Covered Products; or (c) exceed the quantity of Covered Products ordered by Buyer pursuant to this Agreement or any Purchase Order. Where the context requires, Nonconforming Covered Products are deemed to be Covered Products for purposes of this Agreement.

“Party” has the meaning set forth in the preamble to this Agreement.

“Patents” means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models).

“Permits” means permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained or required to be obtained, from any Governmental Authority.

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority or any other entity.

“Personnel” of a Party means any agents, employees, contractors or subcontractors engaged or appointed by such Party.

“Power Brands Contract” means the production agreement, dated December 2, 2019 between Power Brands Consulting, LLC (“Power Brands”) and Elegance, pursuant to which Power Brands supplies Buyer with a CBD infused flavored energy drink branded as Gorilla Hemp.

“Prices” shall mean: (a) for all Covered Products, other than Cocktail Bitters, (i) Seller’s actual Manufacturing Cost for each of the Covered Products, plus (ii) 54% of the Manufacturing Cost for such Covered Products, subject to Price adjustments from time to time as provided in Section 5.2 below and Favored Nations Price Adjustments as provided in Section 5.3 below; and (b) for Cocktail Bitters, the same price per case as Seller charges to and receives from its largest customer, Coca-Cola Amatil, which is equal to or less than (AUS)$81.75 per case.

“Purchase Order” means Buyer’s purchase order issued to Seller hereunder, which may, among other things, specify items such as (a) the Covered Products to be purchased, including the Specifications (if required); (b) the quantity of each of the Covered Products ordered; (c) the expected Delivery Date; (d) the Price per unit or Price per case for each of the Covered Products to be purchased; (e) the billing address; and (f) the Delivery Location; in each case, including all terms and conditions attached to, or incorporated into, such purchase order, and any Release issued by Buyer to Seller under the Purchase Order. For the avoidance of doubt, any references to Purchase Orders hereunder also include any applicable Releases.

“Release” means a document issued by Buyer to Seller pursuant to a Purchase Order that identifies (to the extent not specified in the original Purchase Order) the quantities of Covered Products constituting Buyer’s requirements or otherwise to be included in a particular Purchase Order, the Delivery Locations and Requested Delivery Dates for such Covered Products.

“Renewal Term” has the meaning set forth in Section 6.2.

“Representatives” means a Party’s Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys, third-party advisors or consultants, successors and assigns; provided, that the ABS Shareholder shall be deemed to be an authorized Representative only of the Seller and not of the Buyer.

“Rescission Offer Registration Statement” shall mean the Form S-1 registration statement to be filed by the Buyer with the United States Securities and Exchange Commission, pursuant to which, inter alia, the Buyer shall make a rescission offer to certain holders of Buyer’ securities (the “Rescission Offer”).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Contracts” means all contracts or agreements to which Seller is a party or to which any of its material assets are bound.

“Seller Parties” means Seller, its Affiliates, customers (other than Buyer), subcontractors and successors and assigns, and each of their respective Representatives.

“Seller’s Intellectual Property” means all Intellectual Property Rights owned by or licensed to Seller, used in the design, formulation, production, and manufacturing of the Covered Products.

“Seller’s Territory” means (a) the continent of Australia with respect to the Australian Bitters Company Covered Products, and (b) with respect to the Australian Bitters Company Covered Products anywhere in the world, other than the USA, and its territories and possessions.

“Share Purchase Agreement” means the share purchase agreement among Seller and Buyer and Amit Raj Beri, as the sole shareholder of Seller (the “ABS Shareholder”), dated December 3, 2019, as amended and restated in its entirety on April 8, 2020 and as amended on May 19, 2020 and further amended on July 27, 2020, pursuant to which, subject to the conditions set forth therein, the ABS Shareholder has agreed to sell and Elegance has agreed to purchase, 100% of the share capital of the Seller.

“Share Purchase Agreement Termination Date” shall mean 5:00 pm Pacific time on December 31, 2020, unless such date shall be extended by mutual agreement of the Parties and the ABS Shareholder.

“Specifications” means the specifications for the Covered Products attached hereto as Schedule

2.

“Taxes” means any and all present and future sales, income, stamp, and other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest or penalties imposed thereon.

“Term” has the meaning set forth in Section 6.1/Section 6.2.

“Tooling” means, collectively, all tooling, dies, test and assembly fixtures, gauges, jigs, patterns, casting patterns, cavities, molds, and documentation (including engineering specifications and test reports) used by Seller in connection with its manufacture and sale of the Covered Products, together with any accessions, attachments, parts, accessories, substitutions, replacements and appurtenances thereto.

“Trademarks” means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, symbols, trade dress, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

“Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein.

“UCC” means the Uniform Commercial Code, as adopted in the State of California. “USA” means the United States of America.

“VOCO” means the acronym for the brand known as Vodka Coconut Water Ready to Drink that is owned by Seller.

 2.           Purchase and Sale of Covered Products.

2.1       Purchase and Sale. Subject to the terms and conditions of this Agreement, during the Term, Buyer shall purchase Covered Products from Seller, and Seller shall manufacture and sell Covered Products to Buyer, at the Prices set forth in this Agreement and in accordance with Purchase Orders submitted from time to time by Buyer to Seller. Each Purchase Order shall contains: (a) a description of each of the Covered Products to be manufactured and sold hereunder; (b) the initial Price for each of the Covered Products; (c) the quantity of the Covered Products to be purchsed; and (d) the expected Delivery Date. The Seller shall have ten (10) Business Days from its receipt of a Purchase Order to notify Seller of Buyer’s acceptance or rejection of such Purchase Order. If such Purchase Order is accepted, the Parties shall promptly execute a Statement of Work confirming all of the agreed upon terms. The Parties shall, from time to time, amend the Purchase Order or Statement of Work to reflect any agreed revisions to any of the terms described in the foregoing clauses (a)-(d); provided that no such revisions will modify this Agreement or be binding on the Parties unless such revisions have been fully approved in a signed writing by authorized Representatives of both Parties.

2.2       Projections.        Commencing on the Effective Date, and every 90 days thereafter throughout the Term of this Agreement, the Buyer shall provide Seller Buyer’s best projections and estimates of the quantity, in units and cases, of each of the Covered Products that Buyer will need to purchase from Seller for the next succeeding 90 days (the “Buyer Projections”).

2.3       Seller’s Obligation.    Based on Buyer’s Projections, Seller shall maintain sufficient manufacturing capacity, stocks of raw materials and packaging to enable it to meet Buyer’s requirements for Covered Products and any additional alcoholic products to be sold by Seller to Buyer under this Agreement.

2.4       Manufacturing Cost Reports.      During the Term of this Agreement, ABS will make available to Elegance a report of the individual elements comprising Seller’s Manufacturing Costs for each Statement of Work.

2.5       Terms of Agreement and Buyer’s Purchase Order Prevail; Order of Precedence. The Parties intend for the express terms and conditions contained in this Agreement (including any Schedules hereto) and in any Purchase Order that are consistent with the terms and conditions of this Agreement to exclusively govern and control each of the Parties’ respective rights and obligations regarding the manufacture, purchase and sale of the Covered Products, and the Parties’ agreement is expressly limited to such terms and conditions. Notwithstanding the foregoing, if any terms and conditions contained in a Purchase Order or Statement of Work conflict with any terms and conditions contained in this Agreement, the applicable term or condition of this Agreement will prevail and, unless the Parties agree through their respective Representatives to amend this Agreement, such contrary or different terms will have no force or effect. Except for such additional or contrary terms, the terms and conditions of all Purchase Orders are incorporated by reference into this Agreement for all applicable purposes hereunder. Without limitation of anything contained in this Section 2.2, any additional, contrary or different terms contained in any Confirmation or any of Seller’s invoices or other communications, and any other attempt to modify, supersede, supplement or otherwise alter this Agreement, are deemed rejected by Buyer and will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized Representatives of both Parties.

2.6       Right of First Refusal.     In addition to the Covered Products, the Seller shall have the right, but not the obligation, to manufacture and sell to Buyer all new alcoholic products branded under Buyer’s Intellectual Property and to be sold or distributed by Buyer in the Buyer Territory (the “ROFR”). Buyer shall advise Seller in writing of its intent to sell or distribute such new alcoholic products and provide Projections of the estimated cases and quantities of such new alcoholic products to be sold by Buyer in the next succeeding 12 months and the prices to be charged by Buyer to its anticipated customers. Seller shall have 90 days to accept or reject such ROFR; failure to timely affirmatively accept the ROFR shall be deemed to be a rejection thereof, and Buyer shall be free to contract with any other producer or supplier of such new alcoholic products. If Seller timely accepts the ROFR, the Parties agree to negotiate in good faith the final Prices for such alcoholic products, which shall, subject to providing Buyer with a reasonably acceptable profit margin, shall be consistent with the Prices for Covered Products set forth in this Agreement.

3.            Ordering Procedure.

3.1       Purchase Orders. Buyer shall issue Purchase Orders to Seller in written or electronic form via EDI/facsimile, e-mail or US mail. From time-to-time, Buyer may also issue Releases to Seller. For the avoidance of doubt, Buyer shall only be obligated to purchase from Seller, and Seller shall be obligated to sell to Buyer, the quantities of Covered Products listed or otherwise specified in a Purchase Order (including any related Release).

3.2       Acceptance, Rejection, and Cancellation of Purchase Orders. Seller shall confirm to Buyer the receipt of each Purchase Order issued hereunder (each, a “Confirmation”) within ten (10 Business Days following Seller’s receipt thereof in written form via EDI/facsimile, e-mail or US mail. Each Confirmation must reference Buyer’s Purchase Order number, confirm acceptance of the Purchase Order or, solely if permitted under this Section 3.2, advise Buyer of Seller’s rejection of such Purchase Order, the date of acceptance or rejection and the basis for rejection, if applicable. If Seller fails to issue a Confirmation within the time set forth in the first sentence of this Section 3.2 or otherwise commences performance under such Purchase Order, Seller will be deemed to have accepted the Purchase Order. Buyer may withdraw any Purchase Order prior to Seller’s acceptance thereof. Seller may only reject a Purchase Order if (a) Seller has sent Buyer a Notice of termination under Section 6.5 or (b) the applicable Purchase Order includes terms and conditions that supplement or are inconsistent with those contained in this Agreement, which Seller is unwilling to accept. Seller may not cancel any previously accepted Purchase Order hereunder. Buyer may only cancel a previously accepted Purchase Order pursuant to the exercise of Buyer’s rights under Section 4.1.

4.            Shipment, Delivery, Acceptance, and Inspection.

4.1           Shipment and Delivery Requirements.

(a)       Time, quantity, and delivery to the Delivery Location are of the essence under this Agreement. Seller shall procure materials for, fabricate, assemble, pack, mark, and ship Covered Products strictly in the quantities, by the methods, to the Delivery Locations and by the Delivery Dates, specified in this Agreement or in an applicable Purchase Order or Release. Delivery times will be measured to the time that Covered Products are actually received at the Delivery Location. If Seller does not comply with any of its delivery obligations under this Section 4, Buyer may, in Buyer’s sole discretion and at Seller’s sole cost and expense, (i) approve a revised Delivery Date, (ii) require expedited or premium shipment, or (iii) cancel the applicable Purchase Order and obtain similar goods from other sources (and all such Covered Products will be deemed to have been purchased under this Agreement for purposes of satisfying Buyer’s quantity requirements hereunder). Unless otherwise expressly agreed to by the Parties in writing, Seller may not make partial shipments of Covered Products to Buyer.

(b)       The Buyer shall pay all shipping costs for Covered Products sold to Buyer. The Buyer is responsible for collection and pickup of all Covered Products within 28 days of the production completion date.

(c)       In the event that Buyer shall have the right to cancel any Purchase Order pursuant to this Section 4 by reason of Seller’s failure to make timely delivery by the relevant Delivery Date of the Covered Products set forth in this Agreement or in the applicable Purchase Order, then and in such event, Seller shall, at the request of Buyer, either (i) refund to Buyer in full the Price previously paid for such Covered Products as contemplated by such Purchase Order, or (ii) provide Buyer with a credit against the next succeeding payments for Covered Products subsequently ordered by Buyer from the Seller.

4.2            Transfer of Title, Insurable Interest and Risk of Loss.

(a)       Title. Title to all Covered Products set forth in any Purchase Order shall be deemed to be vested in Buyer upon its payment of the full Price for such Covered Products. Title will transfer to Buyer even if Seller has not been paid for such Covered Products, provided that Buyer will not be relieved of its obligation to pay for Covered Products in accordance with the terms hereof. However,.

(b)       Insurable Interest and Risk of Loss.     Notwithstanding any agreement between Buyer and Seller concerning transfer of title or responsibility for shipping costs, the insurable interest and risk of loss for all Covered Products shipped under any Purchase Order shall pass to Buyer only upon delivery of the Covered Products to the Delivery Location or other location specified in such Purchase Order and acceptance of such Covered Products by Buyer or its customers. Until such time as delivery is made to Buyer at the applicable Delivery Location and acceptance of such Covered Products by Buyer or its customers, the insurable interest and risk of loss to such Covered Products will remain with Seller.

(c)       Insurance.     Seller shall name Buyer as an additional insured on all of Seller’s insurance policies covering shipment and delivery of Covered Products and, to the extent that any Covered Products are lost or damaged in shipment or are deemed to be Defective Covered Products, Seller shall cause its insurance company to make payment directly to Buyer to the extent of the purchase Price previously paid by Buyer for such Covered Products.

4.3            Packaging and Labeling.     Seller shall properly pack, mark, and ship Covered Products as instructed by Buyer and otherwise in accordance with applicable Law and industry standards, and shall provide Buyer with shipment documentation showing the Purchase Order number, Seller’s identification number for the subject Covered Products, the quantity of pieces in shipment, the number of cartons or containers in shipment, Seller’s name, the bill of lading number, and the country of origin.

4.4            Inspection.     Covered Products are subject to inspection and approval or rejection by Buyer or its customers notwithstanding Buyer’s prior receipt of or payment for the Covered Products. Buyer or its customers shall have a reasonable period of time, not to be less than thirty days following delivery of the Covered Products to the Delivery Location (“Inspection Period”), to inspect all Covered Products received under this Agreement and to inform Seller, in writing, of Buyer’s or such customer’s rejection of any Nonconforming Covered Products. Buyer may return to Seller any or all units or cases of rejected Covered Products that constitute Nonconforming Covered Products because they are Defective Covered Products or exceed the quantity stated in the applicable Purchase Order. If Buyer rejects any other Nonconforming Covered Products, Buyer may elect to (a) require Seller, at Seller’s sole cost, to replace the rejected Covered Products at the location specified by Buyer (which may include Seller’s location, Buyer’s location or the location of a third party), (b) purchase similar goods from another source (and apply such purchases against Buyer’s quantity requirements hereunder), (c) produce similar goods itself (and apply such production quantities against Buyer’s quantity requirements hereunder), or (d) retain the rejected Covered Products; in each case without limiting the exercise by Buyer of any other rights available to Buyer under this Agreement or pursuant to applicable Law. All returns of Nonconforming Covered Products to Seller are at Seller’s sole risk, cost and expense. Covered Products that are not rejected within the Inspection Period will be deemed to have been accepted by Buyer or its customer; provided, however, that Buyer’s acceptance of any Covered Products will not be deemed to be a waiver or limitation of Seller’s obligations pursuant to this Agreement (or any breach thereof), including those obligations with respect to Seller’s Product Warranty and Seller’s duty to indemnify Buyer.

5.            Prices and Payment

5.1            Prices.     Subject to Section 5.2 and Section 5.3, Buyer shall purchase the Covered Products from Seller at the Prices set forth on in this Agreement. Except for shipping costs from Australia to the USA or other Delivery Location (which shall be borne by Buyer), all Prices include, and Seller is solely responsible for, all costs and expenses relating to packing, crating, boxing, transporting, loading and unloading, customs, Taxes, tariffs and duties, insurance and any other similar financial contributions or obligations relating to the production, manufacture, sale, and delivery of the Covered Products. Subject only to the provisions of Section 5.3 below, the Buyer shall pay to the Seller in advance and prior to manufacture and shipment of any Covered Products, 100% of the Price of all Covered Products set forth in the applicable Purchase Order, Statement of Work or Invoice (the “Payment Terms”). All Prices are firm and are not subject to increase for any reason, including changes in market conditions, increases in raw material, component, labor or overhead costs or because of labor disruptions or fluctuations in production volumes.

5.2            Price Adjustments.     Seller will guarantee the Prices as set forth in each respective Purchase Order Acceptance or Statement of Work for a period of sixty (60) days from the execution date of such Purchase Order Acceptance or Statement of Work. If a Price adjustment is warranted (a) for Covered Products, other than Cocktail Bitter, as a result of Seller’s increased Manufacturing Costs, or (b) for Cocktail Bitters, as a result of Seller’s increased pricing to Coca-Cola Amatil, the Seller shall provide the Buyer with evidence, reasonably acceptable to Buyer, of such increased Manufacturing Costs or increases prices charged to Coca-Cola Amatil, as applicable. Applicable Price adjustments shall become effective immediately for all Purchase Orders not yet accepted by Seller.

5.3            Favored Nations Price Adjustment.     Seller represents and warrants that the Prices set forth in this Agreement and Payment Terms is at least as low as the prices charged and the Payment Terms imposed by Seller to other buyers for similar quantities of Covered Products on similar Delivery Dates and Delivery Terms. If at any time during the Term, Seller charges any other buyer of similar quantities of Covered Products on similar Delivery Date and Delivery Terms, a lower price, or agrees to Payment Terms that are more favorable to such buyer than those set forth in Section 5.1 of this Agreement for the same Covered Products, Seller shall apply that lower price and more favorable Payment Terms to all same or similar Covered Products covered by this Agreement and under applicable Purchase Orders, Statements of Work or Invoices (the “Favored Nations Price Adjustment”). The Buyer shall be entitled to a Favored Nations Price Adjustment on one occasion only in each Anniversary Year and it shall apply only to sales and purchases of Covered Products in the next succeeding Anniversary Year. If Seller fails to provide Buyer with a Favored Nations Price Adjustment to which it may be entitled, Buyer may, at its option, in addition to all of its other rights under this Agreement or at Law, terminate this Agreement without liability pursuant to Section 6.4.

5.4            Invoices.     Seller shall issue periodic invoices on a monthly basis to Buyer for all Covered Products ordered in the previous month. Each invoice for Covered Products must set forth in reasonable detail the total amounts payable by Buyer under this Agreement and contain the following information, as applicable: a reference to this Agreement; Purchase Order number, amendment number and line-item number; Seller’s name; Seller’s identification number; carrier name; ship-to address; weight of shipment; quantity of Covered Products shipped; number of cartons or containers in shipment; bill of lading number; country of origin; and any other information necessary for identification and control of the Covered Products. Buyer reserves the right to return and withhold payment due to any invoices or related documents that are inaccurate or incorrectly submitted to Buyer. The Parties shall seek to resolve any invoice disputes expeditiously and in good faith in accordance with the dispute resolution provisions set forth in Section 17.16. Any payment by Buyer of an invoice is not an acceptance of any Nonconforming Covered Products or terms on such invoice or the related Covered Products.

5.5            Payment.     Any payment by Buyer for Covered Products will not be deemed acceptance of the Covered Products or waive Buyer’s right to inspect. Buyer will be entitled to any discounts allowable by Seller for prompt payment even though Buyer is unable to make payment within the time limits set by Seller if such failure is due to Seller’s actions or other circumstances or events beyond Buyer’s reasonable control. Buyer shall make all payments in USA dollars based on the then applicable exchange rate for Australian dollars, by check, wire transfer or automated clearing house in accordance with the wiring instructions provided by Seller.

5.6           Setoff; Contingent or Disputed Claims.     All amounts due from Buyer to Seller are net of any indebtedness of Seller or the ABS Shareholder to Buyer, as set forth in the Share Purchase Agreement. In the event that the transactions contemplated by the Share Purchase Agreement are not consummated by Share Purchase Agreement Termination Date, if either (a) the $1,712,500 Deposit referred to in the Share Purchase Agreement shall not be paid by the ABS Shareholder directly to the Buyer, or (b) the Buyer shall be unable to pay in full the amounts required to be paid to former investors in the Buyer under the Rescission Offer Registration Statement, in addition to any right of set-off, deduction or recoupment provided or allowed by Law, Buyer may, without notice to Seller, set off against, and deduct and recoup from, any amounts then due or to become due from the ABS Shareholder to Seller or its investors, including for damages resulting from breaches by the ABS Shareholder of his obligations under the Share Purchase Agreement or under any other agreement between the Buyer or any other Person with the ABS Shareholder that is applicable to Buyer (collectively, the “ABS Shareholder Obligations”). In such connection, the Buyer may reduce the Prices payable to Seller with respect to each invoice dated from and after the incurrence any ABS Shareholder Obligations, at the rate of 25% of the total amount due on such invoice until the ABS Shareholder Obligations shall have been paid in full.

6.            Term; Termination.

6.1            Initial Term. Subject at all times to the provisions of Section 6.3 and other terms of this Agreement, the term of this Agreement commences on the Effective Date and continues for a period of twenty-four (24) consecutive months, unless it is earlier terminated pursuant to the terms of this Agreement or applicable Law (the “Initial Term”).

6.2           Renewal Term. Upon expiration of the Initial Term, the term of this Agreement will automatically renew for up to twenty-four (24) additional successive months unless either Party provides written Notice of non-renewal at least 60 days prior to the end of the then-current term (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement or applicable Law. If the Initial Term or any Renewal Term is renewed for any Renewal Term(s) pursuant to this Section 6.2, the terms and conditions of this Agreement during each such Renewal Term will be the same as the terms in effect immediately prior to such renewal. In the event either Party provides timely Notice of its intent not to renew this Agreement, then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the Initial Term or then-current Renewal Term, as applicable.

6.3           Automatic Termination. In the event that the Buyer shall acquire 100% of the share capital of the Seller from the ABS Shareholder and the other transactions contemplated by the Share Purchase Agreement shall be consummation at any time on or prior to the Share Purchase Agreement Termination Date, this Agreement shall automatically, and without any further notice by either of the Parties or the ABS Shareholder, terminate. In the event that the provisions of this Section 6.3 shall become applicable, neither Party shall have any further liabilities, rights or obligations to the other, as the Seller shall become a wholly-owned subsidiary of the Buyer.

6.4           Buyer’s Right to Terminate for Cause. Buyer may terminate this Agreement, by providing written Notice to Seller:

(a)       if Seller repudiates or threatens to repudiate, any of its obligations under this Agreement;

(b)       except as otherwise specifically provided under this Section 6.4, if Seller is in material] breach of, or threatens to breach, any material representation, warranty or covenant of Seller under this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Seller within a commercially reasonable period of time under the circumstances, in no case exceeding sixty (60) days following Seller’s receipt of written Notice of such breach;

(c)       notwithstanding the generality of Section (b), if Seller repeatedly fails to, or threatens not to, timely deliver Covered Products conforming to the requirements of, and otherwise in accordance with, the terms and conditions of this Agreement;

(d)       if Seller (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(e)       if Seller fails to provide Buyer, within a commercially reasonable time after Buyer’s request (but in no case exceeding 30 days after such request) with adequate and reasonable assurance of Seller’s financial and operational capability to perform timely any of Seller’s obligations under this Agreement;

(f)       if, as a result of any repeated and material breach by Seller of any of its obligations under this Agreement, Buyer’s customer requires that Buyer obtain another supplier of Covered Products;

(g)       if Seller takes any action, or fails to take any action, required under this Agreement or any other agreement between Buyer and Seller, or as reasonably requested by Buyer, the result of which is an imminent interruption or delay, or the threat of an imminent interruption or delay, in any production at any of Buyer’s or its customer’s manufacturing facilities;

(h)       if, without obtaining Buyer’s prior written consent, (i) Seller sells, leases or exchanges a material portion of Seller’s assets, (ii) Seller merges or consolidates with or into another Person, other than the Buyer, or (iii) a change in Control of Seller occurs; or

(i)       upon the occurrence of any other event constituting grounds for termination set forth in any other sections of this Agreement (including Section 6.3 and Section 17.21). Any termination under this Section 6.4 will be effective on Seller’s receipt of Buyer’s written Notice of termination or such later date (if any) set forth in such termination Notice. Upon the occurrence of any of the events described under this Section 6.4, Buyer may, in addition to any of its other rights to suspend performance under this Agreement or applicable Law, immediately suspend its performance under all or any part of this Agreement, without any liability of Buyer to Seller, and, notwithstanding anything to the contrary contained in this Agreement (including the limitations set forth in Section 11) Buyer may, at its election, recover any and all direct and indirect actual and incidental damages (but not including consequential damages) and costs (including attorneys’ and other professionals’ fees and costs), expenses and losses incurred by Buyer as a result of any event described under this Section 6.4 or any breach of this Agreement by Seller.

6.5           Seller’s Right to Terminate for Cause. Seller may terminate this Agreement, by providing written Notice to Buyer:

(a)       if Buyer is in material breach of any material representation, warranty or covenant of Buyer under this Agreement, and either the breach cannot be cured or, if the breach can be cured, it is not cured by Buyer within a commercially reasonable period of time, in no case exceeding sixty (60) days, after Buyer’s receipt of written Notice of such breach; or

(b)       if Buyer (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

Any termination under this Section 6.5 will be effective on Buyer’s receipt of Seller’s written Notice of termination or such later date (if any) set forth in such Notice.

6.6           Effect of Expiration or Termination.

(a)       Immediately upon the effectiveness of a Notice of termination delivered by Buyer to Seller hereunder (as stated in such Notice), Seller shall, unless otherwise directed by Buyer, and subject to Seller’s obligation provide resourcing cooperation under Section 6.7:

(i)       promptly terminate all performance under this Agreement and under any outstanding Purchase Orders;

(ii)       transfer title and deliver to Buyer all finished Covered Products completed prior to effectiveness of the Notice of termination; and

(iii)       return to Buyer all Bailed Property and any other property furnished by or belonging to Buyer or any of Buyer’s customers, or dispose of such Bailed Property or other property in accordance with Buyer’s instructions (provided that Buyer will reimburse Seller for the actual, reasonable costs associated with such disposal);

(b)       Except for a termination as provided in Section 6.3 by reason of the consummation of the transactions set forth in the Share Purchase Agreement, the expiration or termination of the Term will not affect any rights or obligations of the Parties that:

(i)       come into effect upon or after termination or expiration of this

Agreement; or

(ii)       otherwise survive the expiration or earlier termination of this Agreement pursuant to Section 17.4 and were incurred by the Parties prior to such expiration or earlier termination.

(c)       Upon the expiration or earlier termination of this Agreement, each Party shall:

(i)       return to the other Party all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other Party’s Confidential Information, and not retain any copies thereof;

(ii)       permanently erase all of the other Party’s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery and/or information technology backup systems. Each Party shall destroy any such copies upon the normal expiration of its backup files; and

(iii)       upon the other Party’s written request, certify in writing to such other Party that it has complied with the requirements of this Section 6.6(c).

(d)       In the case of the expiration of this Agreement or automatic termination under Section 6.3, neither Party, will be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement, subject only to Section 6.7 below. Except as provided in Section 6.3, termination of this Agreement will not constitute a waiver of any of the terminating Party’s rights or remedies/either Party’s rights, remedies or defenses under this Agreement, at law, in equity or otherwise.

6.7           Resourcing Cooperation. Upon the expiration or earlier termination of this Agreement for any reason, to the extent requested by Buyer in writing, Seller will take the following actions and such other actions as may be reasonably required by Buyer to transition production of Covered Products from Seller to an alternative seller without production disruptions:

(a)       manufacture, deliver and sell to Buyer a sufficient inventory bank of Covered Products to ensure that the transition will proceed smoothly and without interruption or delay to Buyer’s or Buyer’s customers’ production of products incorporating the Covered Products, with pricing equivalent to the pricing in effect immediately before expiration or termination;

(b)       sell to Buyer, at Seller’s actual cost, any or all work-in-process and any raw-materials inventory relating to this Agreement and any outstanding Purchase Orders; and

(c)       sell to Buyer any or all finished Covered Products.

7.            Certain Obligations of Seller.

7.1           Quality.

(a)       Seller shall meet or exceed Buyer’s quality standards for the Covered Products as adopted by Buyer from time to time, and which are provided by Buyer to Seller in writing. At Buyer’s request, Seller shall furnish to Buyer test samples of Covered Products as reasonably required by Buyer to determine if their manufacture is in accordance with the Specifications furnished by Buyer and Buyer’s quality standards. Seller shall perform quality inspections of Covered Products before delivery and shall certify inspection results in the manner requested by Buyer. If the Covered Products are found by Buyer, in Buyer’s reasonable discretion, to be in compliance with Buyer’s quality standards for such Covered Products, subject to audit by Buyer, Buyer will promptly reimburse Seller for Seller’s reasonable, out-of-pocket costs incurred in complying with this Section 7.1(a).

(b)       Seller shall work together with Buyer to achieve global process improvements in the areas of quality, responsiveness, delivery, and cost. At Buyer’s request, Seller’s Representatives shall meet with Buyer’s Representatives to review the progress made on these objectives.

(c)       Seller shall provide reasonable support as requested by Buyer to address and correct quality concerns. In addition to its other rights and remedies, Buyer may hold Seller responsible for costs associated with quality-issue investigation and containment to the extent caused by Seller’s acts or omissions.

(d)       Seller shall, on a continuous basis, identify ways to improve the quality, service, performance standards and technology for the Covered Products, including through participation in Buyer’s quality improvement initiatives.

7.2            Protection Against Supply Interruptions. Seller shall, at Seller’s sole cost and expense, take such actions as are necessary or appropriate to ensure the uninterrupted supply of Covered Products to Buyer for not less than ninety (90) days during any foreseeable or anticipated event or circumstance that could interrupt or delay Seller’s performance under this Agreement, including any labor disruption, whether or not resulting from the expiration of Seller’s labor contracts (and whether or not such occurrence constitutes a Force Majeure Event hereunder). Seller shall notify Buyer at least 30 days before the termination or expiration of any collective bargaining or other labor agreement that relates to Seller’s Personnel involved in the production or delivery of the Covered Products.

7.3            Duty to Advise. Seller shall promptly provide written Notice to Buyer of any of the following events or occurrences, or any facts or circumstances reasonably likely to give rise to any of the following events or occurrences: (a) any failure by Seller to perform any of its obligations under this Agreement; (b) any delay in delivery of Covered Products; (c) any defects or quality problems relating to Covered Products; (d) any change in Control of Seller; (e) any deficiency in Buyer specifications, samples, prototypes or test results relating to this Agreement; or (f) any failure by Seller, or its subcontractors or common carriers, to comply with Law. In addition, Seller shall promptly notify Buyer in writing of any change in Seller’s authorized Representatives, insurance coverage or professional certifications.

7.4           Seller’s Financial Condition.

(a)       Each acceptance of a Purchase Order/delivery of Covered Products by Seller will constitute Seller’s representation and warranty that Seller is not insolvent on a balance sheet basis, is paying all debts as they become due, is in compliance with all loan covenants and other obligations to which it is subject, and that all financial information provided to Buyer concerning Seller is true and accurate, fairly represents Seller’s financial condition, and has been prepared in accordance with GAAP, uniformly and consistently applied.

(b)       Seller shall furnish Buyer with statements accurately and fairly evidencing Seller’s financial condition as Buyer may, from time to time, reasonably request.

(c)       Seller shall promptly notify Buyer, in writing, of any and all events that have had or may have a material adverse effect on Seller’s business or financial condition, including any change in management, sale, lease or exchange of a material portion of Seller’s assets, a change in Control of Seller, or the breach of any loan covenants or other material obligations of Buyer to iu

8.             Intellectual Property and Formulations. With respect to the Formulations and certain flavor line extensions, the Parties hereto agree that, throughout the Term of this Agreement and thereafter:

8.1           Elegance owns and shall continue to own all right, title and interest in and to all brands, Buyer Intellectual Property and Formulations with respect to Elegance Vodka brand of Covered Products;

8.2            In consideration for the payment of USD $15,000 by August 15, 2020, as of the Effective Date of this Agreement, ABS shall sell to Elegance, and Elegance shall purchase from ABS, all right, title and interest in and to all Seller Intellectual Property and any and all Formulations possessed by Seller with respect to Australis Gin brand of Covered Products;

8.3           As of the Effective Date of this Agreement, ABS shall sell to Elegance, and Elegance shall purchase from ABS, all right, title and interest in and to all Seller Intellectual Property and each of the Formulations for the Twisted Shaker brand of Covered Products possessed by Seller, in consideration for the payment by August 15, 2020, of USD $10,000 for each of the Formulations possessed by Seller with respect to such brand of Covered Products; and

8.4           As of the Effective Date of this Agreement, ABS shall sell to Elegance, and Elegance shall purchase from ABS, all right, title and interest in and to all brands, line extensions, Seller Intellectual Property and each of the Formulations and flavor line extensions possessed by Seller with respect to the six BevMart Products sold and to be sold, in consideration for the payment by August 15, 2020, of USD $10,000 for each of the Formulations (other than flavor line extensions) and USD $3,500 for each of the flavor line extensions.

9.            Bitter Tales and VOCO Licenses and Purchase Option.

9.1           The Parties hereto do hereby agree that during the entire Term of this Agreement and for a period of 90 days following termination of this Agreement for any reason, other than (i) an automatic termination pursuant to Section 6.3, (ii) or a termination by Seller for Cause as contemplated by Section 6.5, ABS hereby grants to Elegance, in consideration for a paid up royalty of USD$40,000 to be paid on or before August 15, 2020, an irrevocable and exclusive right and perpetual, license, with the right to grant sublicenses, to make, use and sell all Formulations with respect to the Bitter Tales brand of alcoholic products within the USA and other countries located in the Buyer’s Territory (the “Bitters Tales License”).

9.2           In addition to the Bitters Tales License, upon the termination of this Agreement, for any reason other than (i) an automatic termination pursuant to Section 6.3, or (ii) a termination by Seller for Cause as contemplated by Section 6.5, the Seller hereby agrees to grant to the Buyer an exclusive and irrevocable right and option (the “Bitters Tales Purchase Option”) to purchase (i) all of the Seller’s Intellectual Property and Formulations for the Bitters Tales brand, plus (ii) all of the nine (9) Formulations for the Australian Bitters Company brands currently owned by ABS, in consideration for the payment to the Seller of the sum of USD$2,000,000 (the Bitters Tales Option Price”). Exercise of the Bitters Tales Option and payment of the Bitters Tales Option Price may be made by the Buyer at any time within 90 days following termination of this Agreement for any reason, other than an automatic termination pursuant to Section 6.3, or a termination by Seller for Cause as contemplated by Section 6.5.

9.3           With respect to the VOCO brand of alcoholic products owned by the Seller, as of the Effective Date, the Seller hereby grants to the Buyer, in consideration for the payment of an ongoing 10% royalty on net sales of all VOCO brands and products, the non-exclusive right and license during the Term of this Agreement, with the right to grant sublicenses, to use the Seller Intellectual Property and all existing Formulations owned by Seller to make, use and sell the VOCO brand of alcoholic products in the United States, its territories and possessions. In the event the Buyer shall, during the Term of this Agreement, seek to create any new VOCO Formulations and brands for sale, subject at all times to the prior written approval of the Seller, the Buyer shall retain the new Formulations and related Intellectual Property relating to such new VOCO brands for the duration of this Agreement.

10.          Australian Bitters Company.

10.1         The Seller shall sell to the Buyer and the Buyer shall purchase from the Seller all of Seller’s right, title and interest in and to all brands, line extensions, and flavor line extensions possessed by Seller with respect to the Australian Bitters Company brand for sale and distribution of such Covered Product in the USA, its territories and possessions. The Buyer hereby agrees that in each Anniversary Year during the Term of this Agreement, the Buyer shall purchase Australian Bitters Company products at a fixed Price of USD$60.00 per case.

10.2         The Buyer further agrees that it shall sell and distribute Australian Bitters Company alcoholic products and liqueurs only in the USA, its territories and possession. If Buyer violates the provisions of this Section 10.2, in addition to any other rights or remedies available to it, the Seller may terminate this Agreement for Cause pursuant to Section 6.5.

10.3         Buyer shall have the sole and exclusive right to sell and distribute Australian Bitters Company alcoholic products and liqueurs in the USA, its territories and possession, using Amazon U.S.A. and other distribution channels.

10.4         To the extent available, the Buyer shall initially purchase all available inventory of Australian Bitters Company alcoholic products and liqueurs for distribution in the USA Territory from Europa Group USA, an importer and the exclusive brand distributor of Seller’s products in the USA. To the extent such inventory is not available from Europa Group USA, Buyer shall purchase such inventory directly from Seller in the amounts and at the Prices set forth in Section 10.1 above.

11.          Compliance with Laws.

11.1         Compliance. Seller shall at all times comply with all Laws applicable to this Agreement, Seller’s operation of its business and the exercise of its rights and performance of its obligations hereunder. Without limitation of the foregoing, Seller shall ensure the Covered Products and any related packaging, conform fully to any applicable Law. Upon Buyer’s reasonable request, Seller shall provide Buyer with (a) written certification of Seller’s compliance with applicable Laws; (b) written certification of the origin of any ingredients or materials in the Covered Products; and (c) any additional information regarding the Covered Products requested by Buyer such that Buyer may comply in a timely manner with its obligations under Law.

11.2         Permits, Licenses, and Authorizations. Seller shall obtain and maintain all Permits necessary for the exercise of its rights and performance of Seller’s obligations under this Agreement, including any Permits required for the import of Covered Products or any raw materials and other manufacturing parts used in the production and manufacture of the Covered Products, and the shipment of hazardous materials, as applicable.

12.          Representations and Warranties; Product Warranty.

12.1         Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:

(a)       it is a private corporation, duly organized, validly existing and in good standing under the laws of Australia;

(b)       it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement , except where the failure to be so qualified, in the aggregate, could not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c)       it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(d)       the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Seller, have been duly authorized by all necessary corporate action on the part of Seller;

(e)       the execution, delivery, and performance of this Agreement by Seller will not violate, conflict with, require consent under or result in any breach or default under (i) any of Seller’s organizational documents (including its articles of incorporation and memorandum of incorporation), (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material Seller Contract;

(f)       this Agreement has been executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity;

(g)       it is in material compliance with all applicable Laws and Seller Contracts relating to this Agreement, the Covered Products and the operation of its business (including all loan covenants and other financing obligations to which it is subject);

(h)       it has obtained all material licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to exercise its rights and perform its obligations under this Agreement;

(i)	it is not insolvent and is paying all of its debts as they become due; and

(j)       all financial information that it has provided to Buyer is true and accurate and fairly represents Seller’s financial condition, and has been prepared in accordance with GAAP, uniformly and consistently applied.

12.2         Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that:

(a)       it is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)       it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c)       it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(d)       the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Buyer, have been duly authorized by all necessary corporate action on the part of Buyer; and

(e)       the execution, delivery, and performance of this Agreement by Buyer will not violate, conflict with, require consent under or result in any breach or default under (i) any of Buyer’s organizational documents (including its Certificate of Incorporation and By-laws, (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material Buyer Contract; and

(f)       this Agreement has been executed and delivered by Buyer and (assuming due authorization, execution, and delivery by Seller) constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

12.3         Product Warranty. Seller warrants to Buyer and any end users of the Covered Products that (the “Product Warranty”):

(a)       for the period provided by applicable law[, or for such longer period as provided by Buyer to its customers or any end users], the Covered Products will:

(i)            conform, in all material respects, to the Specifications/specifications, standards, drawings, samples, descriptions, quality requirements, performance requirements, statements of work, and fit, form and function requirements furnished, specified or approved by Buyer for the Covered Products;

(ii)	conform with Buyer’s quality standards;

(iii)          be merchantable (as such term is defined in the UCC) and free from defects, latent or otherwise, in design, materials, and workmanship;

(iv)	not infringe upon, violate or misappropriate the Intellectual

Property Rights of any Person;

(v)           be fit and sufficient for the particular purpose intended by Buyer and its customers, of which the Seller is aware (and Seller acknowledges that it knows of Buyer’s intended use of the Covered Products and that such Covered Products have been selected, designed, manufactured or assembled by Seller based upon Buyer’s stated use and will be fit and sufficient for the particular purposes intended by Buyer); and

(vi)	comply with all applicable Laws.

(b)       each of the Covered Products will be new and conveyed by Seller to Buyer with good title, free and clear of all Encumbrances.

12.4         Additional Terms. The Product Warranty (a) is in addition to all other warranties, express, implied, statutory and common law, (b) extends to the Covered Products’ future performance, (c) survives Seller’s delivery of the Covered Products, Buyer’s receipt, inspection, acceptance, use of the Covered Products and payment for the Covered Products, and the termination or expiration of this Agreement, (d) inures to the benefit of Buyer and its successors and assigns and the end users of Buyer’s Covered Products, and (e) may not be limited or disclaimed by Seller. Buyer’s approval of Seller’s Formulations and Specifications will not be construed to relieve Seller of any warranties. Any applicable statute of limitations on Buyer’s claims for breach of warranty will commence no earlier than the date on which Buyer discovers the breach.

12.5         Withdrawal or Recall of Covered Products. If Buyer, any of Buyer’s customers or any Governmental Authority determines that any Covered Products sold to Buyer are Defective and a recall campaign is necessary, Buyer will have the right to implement such recall campaign and return Defective Covered Products to Seller or destroy such Covered Products, as determined by Buyer in its reasonable discretion, at Seller’s sole cost and risk. If a recall campaign is implemented, at Buyer’s option and Seller’s sole cost, Seller shall promptly replace any Defective Covered Products and provide such replacement Covered Products to Buyer or Buyer’s designee. The foregoing will apply even if the Product Warranty and any other product warranty applicable to the Covered Products have expired. Seller will be liable for all of Buyer’s costs associated with any recall campaign if such recall campaign is based upon a reasonable determination that the Covered Products fail to conform to the warranties set forth in this Agreement. Where applicable, Seller shall pay all reasonable expenses associated with determining whether a recall campaign is necessary.

13.          Indemnification.

13.1         Indemnification. Subject to the terms and conditions of this Agreement, Seller (as “Indemnifying Party”) shall indemnify, defend and hold harmless the Buyer and its Representatives/officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, “Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by any Indemnified Party (collectively, “Losses”), relating to/arising out or resulting from any third-party Claim or any direct Claim against Indemnifying Party alleging:

(a)       a material breach or non-fulfillment of any of Indemnifying Party’s representations, warranties, or covenants set forth in this Agreement;

(b)       any grossly negligent or more culpable act or omission of Indemnifying Party or any of its Representatives (including any recklessness or willful misconduct) in connection with Indemnifying Party’s performance under this Agreement;

(c)       any bodily injury, death of any Person or damage to real or tangible personal property caused by the willful or negligent acts or omissions of Indemnifying Party or any of its Representatives; or

(d)       any failure by Indemnifying Party or its Personnel to materially comply with any applicable Laws; or

(e)       that any of Indemnifying Party’s Intellectual Property used in the design or production of the Covered Products, or that is embodied in the Covered Products, infringes any Intellectual Property Right of a third party; provided, however, that, without limitation of anything contained in Section 13.2, Indemnifying Party has no obligations under this Section 13.1(e) with respect to Claims to the extent arising out of:

(i)       any Specifications, raw materials, manufacturing parts or other materials provided by any Indemnified Party;

(ii)       Indemnified Party’s marketing, advertising, promotion or sale or any product containing the Covered Products;

(iii)       use of the Covered Products, including use of the Covered Products in combination with any products, materials or equipment supplied to Buyer by a Person other than Indemnified Party or its authorized Representatives, if the infringement would have been avoided by the use of the Covered Products or use of the Covered Products not so combined;

(iv)       any modifications or changes made to the Covered Products by or on behalf of any Person other than Indemnifying Party or its Representatives, if the infringement would have been avoided without such modification or change; or

(v)       goods (including Covered Products), products or assemblies manufactured or designed by Indemnified Party.

13.2         Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify or defend any Indemnified Party against any Claim or corresponding Losses resulting directly from, in whole or in part, Indemnified Party’s or its personnel, Representatives or Affiliates:

(a)       gross negligence or more culpable act or omission (including recklessness or willful misconduct); or

(b)	bad faith failure to materially comply with any of its obligations set forth in this Agreement.

14.           NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY OR THEIR REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF

(A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

15.          Intellectual Property.

15.1         Ownership. Each of the Parties acknowledges and agrees that:

(a)       Except for the license of certain Seller Intellectual Property to Buyer as contemplated by this Agreement, each Party retains exclusive ownership of its own Intellectual Property Rights;

(b)       Buyer does not transfer to Seller any of its Intellectual Property Rights, and Seller may not use any of Buyer’s Intellectual Property Rights other than to produce and supply Covered Products to Buyer hereunder;

(c)       Except for the license of certain Seller Intellectual Property to Buyer as contemplated by this Agreement (which shall immediately become Buyer Intellectual Property and shall survive the termination of this Agreement), Seller does not transfer to Buyer any of Seller’s Intellectual Property Rights, except that Seller grants to Buyer and its customers the right to resell Covered Products or incorporate Covered Products purchased from Seller into finished goods and to sell such finished goods to its customers; and

(d)       Seller waives any claim against Buyer, including any hold-harmless or similar claim, whether known or unknown, contingent or latent, in any way related to a claim asserted against Seller or Buyer for infringement of any Seller Intellectual Property sold, transferred and assigned to Buyer pursuant to this Agreement, all of which shall be deemed to be Buyer Intellectual Property for all purposes.

15.2         Prohibited Acts. Each of the Parties shall not:

(a)       take any action that may interfere with the other Party’s Intellectual Property Rights, including such other Party’s ownership or exercise thereof;

(b)       challenge any right, title or interest of the other Party in such other Party’s Intellectual Property

(c)	Rights;

(d)       make any claim or take any action adverse to such other Party’s ownership of its Intellectual Property Rights;

(e)       register or apply for registrations, anywhere in the world, the other Party’s Trademarks or any other Trademark that is similar to such other Party’s Trademarks or that incorporates such Trademarks in whole or in confusingly similar part;

(f)	use any mark, anywhere, that is confusingly similar to the other Party’s

Trademarks;

(g)       misappropriate any of the other Party’s Trademarks for use as a domain name without such other Party’s prior written consent; or

(h)       alter, obscure or remove any of the other Party’s Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Covered Products), marketing materials or other materials.

15.3         Perpetual License of Seller’s Intellectual Property Rights. Seller grants to Buyer an irrevocable, non-exclusive, worldwide, perpetual, royalty-free and paid up license, with the right to grant sublicenses, to use Seller’s Intellectual Property Rights to produce, use, sell and to obtain, from alternate sources, the Covered Products and products and services similar to the Covered Products (including Formulations) following the expiration or earlier termination of this Agreement and in connection with Buyer’s rights hereunder to purchase Covered Products from an alternative source at any time during or subsequent to the expiration of the Term hereof or termination of this Agreement.

16.          Seller’s Property. Unless otherwise agreed to by Buyer in writing, Seller, at its sole expense, shall furnish, keep in good condition, and replace when necessary all Equipment, tooling and other items of tangible personal property that is necessary or helpful for the production of the Covered Products (“Seller’s Property”). Seller shall insure Seller’s Property with full and extended coverage for all losses, for its full replacement value.

17.          Inspection and Audit Rights. Seller hereby grants to Buyer, and each of its authorized Representatives, access to Seller’s premises (including Seller’s manufacturing operations used in production of the Covered Products) and all pertinent documents and other information, whether stored in tangible or intangible form, including any books, records, and accounts, in any way related to Seller’s performance under this Agreement (including Sellers’ processes and procedures), Covered Products, or any payment or other transaction occurring in connection with this Agreement, for the purpose of auditing Seller’s compliance with the terms of this Agreement and any other agreements between Buyer and Seller, including Seller’s charges for Covered Products, or inspecting or conducting an inventory of finished Covered Products, work-in-process or raw-material inventory or Bailed Property; provided that any physical inventory inspection may take place no more frequently than semi-annually. Seller agrees to cooperate fully with Buyer in connection with any such audit or inspection. Seller shall maintain, during the Term and for a period of three (3) years after the Term, complete and accurate books and records and any other financial information in accordance with GAAP. Seller shall segregate its records and otherwise cooperate with Buyer so as to facilitate any audit by Buyer. Seller shall reimburse Buyer for all amounts associated with errors discovered during an auditIf requested by Buyer, Seller shall use its commercially reasonable efforts to permit Buyer and its Representatives to obtain from subcontractors or other suppliers to Seller the information and permission to conduct the reviews specified with respect to Seller in this Section 17.

18.          Insurance. During the Term of this Agreement and for a period of three (3) years after the expiration or termination of this Agreement, Seller shall, at its own expense, maintain and carry in full force and effect, subject to appropriate levels of self-insurance, commercial general liability insurance (including product liability) in a sum no less than $2,000,000, all-risk property insurance covering all of Seller’s Property, including Equipment, for its full replacement value, and business interruption insurance; in each case, with financially sound and reputable insurers. Upon Buyer’s request, Seller shall provide Buyer with a certificate of insurance evidencing the insurance coverage specified in this Section. The certificate of insurance shall name Buyer as an additional insured and loss payee. Seller shall provide Buyer with thirty (30) days’ advance written notice in the event of a cancellation or material change in such insurance policy. Seller waives and Seller shall cause its insurers to waive, any right of subrogation or other recovery against Buyer, its Affiliates, and their insurers.

19.          Miscellaneous.

19.1         Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

19.2         Relationship of the Parties. The relationship between Seller and Buyer is solely that of vendor and vendee and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

19.3         Entire Agreement. This Agreement, including and together with any related exhibits, schedules and the applicable terms of any Purchase Orders, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

19.4         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein will survive the expiration or earlier termination of this Agreement; as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement.

19.5         Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). All Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Notwithstanding the foregoing, notice by facsimile or email (with confirmation of transmission) will satisfy the requirements of this Section 19.5. Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Seller:	Australian Boutique Spirits Pty Ltd. 29 Anvil Rd, Seven Hills, NSW 2147, Australia Attn: Sahil Beri, Director Email: sahil@australianboutiquespirits.com
Notice to Buyer:
Elegance Brands, Inc. 9100 Wilshire Blvd, Suite 362W Los Angeles, California 90212 Telephone (424) 313-7471 Attn: Raj Beri, Chief Executive Officer Email: raj@elegance-brands.com

19.6         Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” is deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

19.7         Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

19.8         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

19.9         Amendment and Modification. No amendment to or rescission, termination or discharge of this Agreement is effective unless it is in writing, identified as an amendment to or rescission, termination or discharge of this Agreement and signed by an authorized Representative of each Party.

19.10       Waiver.

(a)       No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement and signed by an authorized representative of the Party waiving its right.

(b)       Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

(c)       None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement:

(i)       any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or

(ii)       any act, omission or course of dealing between the Parties.

19.11       Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

19.12       Assignment. Seller may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Buyer. Buyer may assign any of its rights or delegate any of its obligations to any Person/any Affiliate or to any Person acquiring all or substantially all of Buyer’s assets or securities, whether by asset purchase, merger or like consolidation or combination. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement.

19.13       Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

19.14       No Third-Party Beneficiaries. Except as otherwise contemplated by the indemnification provisions hereof with respect to the Indemnified Parties, this Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Parties hereby designate each Indemnified Party as a third-party beneficiary of the Buyer Party and any end users of the Covered Products as third-party beneficiaries having the right to enforce the Indemnification provisions of this Agreement.

19.15       Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a “Dispute”), shall be submitted for negotiation and resolution to the ABS Shareholder (or to such other person of equivalent position designated by Seller in a written Notice to Buyer) and the Chief Financial Officer of Buyer (or to such other person of equivalent or superior position designated by Buyer in a written Notice to Seller), by delivery of written Notice (each, a “Dispute Notice”) from either of the Parties to the other Party. Such persons shall negotiate in good faith to resolve the Dispute. If the Parties are unable to resolve any Dispute within 30 days days after delivery of the applicable Dispute Notice, either Party shall submit the Dispute to final and binding arbitration before a single arbitrator pursuant to the JAMS Dispute Resolution procedures. Such arbitration shall be held in Los Angeles, California and the final decision and award of the arbitrator may enforced in n a court of competent jurisdiction in accordance with the provisions of Section 19.17 hereunder.

19.16       Governing Law. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the State of California, United States of America, without regard to the conflict of laws provisions thereof. The Parties agree that the United Nations Convention on Contracts for the International Sale of Covered Products does not apply to this Agreement.

19.17       Choice of Forum. Each Party irrevocably and unconditionally agrees that the decision and award of the arbitrator shall be enforced in either or both of the United States District Court of the Southern District of California (Los Angeles) and in the Federal Court of Australia, and/or the Federal Circuit Court of Australia located in Sydney Australia (collectively, the “Approved Forums”). Each party agrees that it shall not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all contemplated transactions, including contract, equity, tort, fraud, and statutory claims, in any forum other than the Approved Forums, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the Approved Forums. Each Party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

19.18       Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, or the transactions contemplated hereby. Each Party certifies and acknowledges that (a) no Representative of the other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

19.19       Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement, if the party sending such facsimile, e-mail or other means of electronic transmission has received express confirmation that the recipient party received the Agreement (not merely an electronic facsimile confirmation or automatic email reply).

19.20       Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, wars or acts of terrorism) (each, a “Force Majeure Event”). Seller’s financial inability to perform, changes in cost or availability of materials, components or services, market conditions or supplier actions or contract disputes will not excuse performance by Seller under this Section 19.20. Seller shall give Buyer prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event and the anticipated duration of such Force Majeure Event. Seller shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement. During any Force Majeure Event, Buyer may, at its option (a) purchase Covered Products from other sources and reduce the quantities hereunder by such quantities without liability to Seller, and require Seller to reimburse Buyer for any additional costs to Buyer of obtaining the substitute goods compared to the Prices for such Covered Products under this Agreement, (b) require Seller to deliver to Buyer all finished Covered Products, work in process or parts and materials produced or acquired for work under this Agreement, or (c) require Seller to provide Covered Products from other sources in quantities and at a time requested by Buyer and at the Prices for the Covered Products hereunder. If requested by Buyer, Seller shall, within 30 days of such request, provide adequate assurances that a Force Majeure Event will not exceed 90 days. If the delay lasts more than such 90-day period, or if Seller does not provide such adequate assurances, Buyer may immediately terminate this Agreement without any liability to Seller. The rights granted to Seller with respect to excused delays under this Section 19.20 are intended to limit Seller’s rights under theories of force majeure, commercial impracticability, impracticability or impossibility of performance, or failure of presupposed conditions or otherwise, including any rights arising under Section 2-615 or 2-616 of the UCC.

Balance of page intentionally left blank – signature page follows

       IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date first above written

BUYER:

Elegance Brands, Inc.

By: /s/ Ram Venkat
Name: Ram Venkat
Title: Chief Financial Officer
SELLER:
Australian Boutique Spirits Pty Ltd

/s/ Sahil Beri
Name: Sahil Beri
Title: Director
Address: 1 Doris Hirst Pl, West Pennant Hills,
Sydney, Australia 2125